INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT 1

This amendment (“Amendment”) to the Investment Sub-Advisory Agreement dated April 22, 2021 (“Agreement”) is entered into as of August ____, 2022 by and among Aon Investments USA Inc., AFA Multi-Manager Credit Fund and Alternative Fund Advisors, LLC. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Agreement.

WHEREAS the parties wish to amend certain terms contained in the Agreement;

NOW THEREFORE, the parties agree as follows:

1.	Minimum Annual Sub-Adviser Fee. The minimum annual Sub-Adviser Fee set forth in Section 10 of the Agreement is changed from $100,000 to $275,000. Accordingly, the minimum monthly portion of the Annual Sub-Adviser Fee will not be less than $22,917.

2.	Net Asset Value. The following sentence is deleted from Section 10 of the Agreement:

“Net Asset Value means the total value of the Fund’s assets.”

3.	Entire Agreement. This Amendment, together with the Agreement, constitutes the entire agreement between the parties in relation to the services provided under the Agreement and supersedes all previous communications, negotiations, and agreements, whether written or oral.

4.	Conflicts. In the event any terms of this Amendment conflict with the terms contained in the Agreement, the terms of this Amendment will control.

5.	No Other Amendment. Except as set forth in this Amendment, the terms and conditions of the Agreement remain in full force and effect.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written above.

Alternative Fund Advisors, LLC	Aon Investments USA Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

AFA Multi-Manager Credit Fund

By:
Name:
Title:
Date:
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